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                                                                    Exhibit (24)





                         INDEPENDENT AUDITORS' CONSENT




The Board of Directors
ONEOK Inc.:


We consent to incorporation by reference in the Registration Statement Nos. 33-338059, 33-52733, and 33-69062 on Form S-8 of ONEOK Inc. of our reports dated October 14, 1994, relating to the consolidated balance sheets of ONEOK Inc. and subsidiaries as of August 31, 1994 and 1993, and the related consolidated statements of earnings, shareholders' equity, and cash flows, and related financial statement schedules for each of the years in the three-year period ended August 31, 1994, which reports appear, or are incorporated by reference, in the August 31, 1994, Annual Report on Form 10-K of ONEOK Inc. Our reports refer to a change in the method of accounting for certain postemployment and postretirement benefit obligations.


                                                   KPMG PEAT MARWICK LLP



Tulsa, Oklahoma
October 25, 1994